EXHIBIT 4(b)

Solae Savings Investment Plan

Solae Savings

Investment Plan

Summary Plan Description

October 2003

Contents of the Summary Plan Description

Introduction	1
Section One: Definitions	2
Section Two: Eligibility and Participation	4
Who is eligible to participate in the Plan?	4
When am I eligible to participate in the Plan?	4
How do I elect to become a Participant in the Plan?	4
Section Three: Contributions to the Plan	5
What types of contributions may be made to the Plan?	5
Employee Contributions	5
What are Basic Matched Contributions?	5
What are Basic Unmatched Contributions?	5
How is my Compensation determined?	5
How do Basic Matched and Basic Unmatched Contributions reduce my taxes?	6
May I make additional contributions if I am age 50 or older?	6
May I change my contributions elections?	7
May I make a Rollover Contribution?	8
Employer Contributions	8
When am I eligible for Matching Contributions?	8
How does the Company match my contributions to the Plan?	8
What benefits am I entitled to upon returning from qualified military service?	8
How do I satisfy the Plan’s one-year Period of Service requirement?	9
When do I stop accumulating service?	9
What is a Break in Service?	9
Are there limits on the total contributions that may be made to the Plan on my behalf?	10
Section Four: Plan Individual Accounts and Investments	12
How are contributions to the Plan held and accounted for?	12
What investment options are available to invest my contributions?	12
What are the Plan’s rules regarding voting rights for the funds in my Individual Accounts?	12
Does the Plan have special rules regarding the operation of the employer stock funds?	13
What if I have questions about the investment options available in the Plan?	13
How do I keep track of my Individual Accounts under the Plan?	14
How often can I change my investment directions?	14
Who is responsible for investment losses?	15
Section Five: Plan Distributions	16
Vesting	16
When will I become vested in my Individual Accounts?	16
When will I be entitled to distributions under the Plan?	16
In-Service Withdrawals	17
May I take in-service withdrawals from the Plan?	17
Will I be subject to taxes on any in-service withdrawals from the Plan?	18
How do I apply for an in-service withdrawal?	18
Hardship Withdrawals	18
What does the Plan mean by financial hardship?	18
What other conditions apply to hardship withdrawals?	18
How much may I withdraw as a hardship withdrawal?	19
What are the consequences of taking a hardship withdrawal?	19
How do I apply for a hardship withdrawal?	19
Loans	19
Can I borrow amounts from my Individual Accounts under the Plan?	19
How do I apply for a loan?	20
What rate of interest will I be charged on my loan?	21
How do I repay my loan?	21

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How do I repay my loan if I am on a leave of absence?	21
What happens if I terminate employment with an outstanding Plan loan?	22
What happens if I fail to repay a loan?	23
How are Plan loans treated and accounted for?	23
Severance From Employment	24
What happens if I leave before becoming fully vested?	24
What happens if I leave because of a Disability?	24
What happens if I terminate employment and return to the Company at a later date?	24
Forms of Distribution	25
In what form may I receive my distribution?	25
May I defer the commencement of my distribution?	25
How will my required distribution be calculated once I attain age 70½?	25
What happens if I die before the complete payout of my Plan Individual Accounts?	25
Who is my designated beneficiary under the Plan?	26
Section Six: Federal Income Tax Consequences	27
Am I taxed on the contributions to the Plan on my behalf?	27
How are distributions from the Plan taxed?	27
What types of distributions can I roll over to an IRA or other type of retirement plan?	27
How can I rollover my Plan distribution?	28
What happens if I do not make a direct rollover?	28
What penalty taxes will I owe on distributions I receive prior to age 59½?	28
Section Seven: Miscellaneous	30
What about amendment or termination of the Plan?	30
Are my benefits under the Plan insured?	30
What if I participated in another employer’s qualified plan prior to joining the Company?	30
What happens if the Plan becomes top-heavy?	30
May there be an assignment of Plan benefits?	30
What is a Qualified Domestic Relations Order (QDRO) and how does it affect Plan benefits?	31
Section Eight: ERISA and Administrative Information	31
ERISA Information	31
Administrative Facts	33
Name of the Plan	33
Name and Address of Plan	33
Plan Numbers	33
Type of Plan	33
Trustee	33
Agent for service of legal process	34
Plan Recordkeeper	34
Plan Year	34
Claims Procedure	34

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Introduction

The Company offers the Solae Savings Investment Plan (the “Plan”) to assist Participants in saving for the future. The actual Plan is a complex legal document that has been written in a technical manner intended to meet the requirements spelled out by the Internal Revenue Service (“IRS”). This document is called a Summary Plan Description (“SPD”) and has been prepared to explain and summarize the major provisions of the Plan in effect as of April 1, 2003. Additionally, this SPD is intended to try to answer some of the questions you might have pertaining to the Plan.

To become a Participant in the Plan, you must meet the Plan’s eligibility requirements. Once you become a Participant, the Company will maintain an Individual Account for you. All records of the Plan are based on the “Plan Year,” which is January 1 through December 31. Your Individual Account is adjusted to reflect contributions, gains, and losses and your pre-tax and employer contributions will not be taxed until these amounts are actually distributed to you. The percentage of your Individual Account to which you will be entitled when you terminate employment depends on the Plan’s vesting schedule. The Vanguard Group (“Vanguard”) is the recordkeeper for this Plan and provides various administrative services. All of these features are explained further in the following pages.

You should take the time to review this SPD carefully. Your benefits under the Plan can play an important role in your (and your family’s) financial future. You should understand the benefits available and the choices you can make under the Plan.

This SPD is only a summary and does not cover all the Plan provisions and is not the official text of the Plan. A summary cannot explain how each Plan provision might apply in every situation, nor can it explain all the conditions and exceptions that might apply to the Plan provisions that are covered. If you have any questions about the Plan that are not addressed in this SPD or you would like to review or order your own copy of the Plan document and its related trust agreement, please contact the Plan Administrator at the address listed in Section Eight of this SPD. In the event of any inconsistency between the information in this SPD and in the Plan itself, or to the degree the Plan contains more complete or detailed information or rules, the provisions of the Plan will prevail.

Neither the Plan nor this SPD alters in any way your at-will employment relationship with the Company nor creates an obligation of continued employment. The Company has the right to modify or terminate the Plan and the SPD without providing advance notice to you or any other employee.

If you do not read or understand English, please contact the benefits office and they will provide you with someone who will explain the information in this booklet in a language you do understand.

Section One: Definitions

The following definitions are used in the text of this SPD. These words and phrases are capitalized throughout the SPD for ease of reference. Additional words will be defined in specific sections of the SPD.

Company – means Solae LLC and any successor corporation that assumes this Plan, and any affiliated company.

Covered Service - means employment of an Employee by an Employer in a Participating Unit, in a sales, administrative, clerical, or production capacity, as a regular Employee who is paid in United States dollars and receives a regular and stated compensation or retainer. Employee also means an Internationally Assigned Employee in a sales, administrative, clerical, or production capacity for which the Employee receives a regular stated compensation or retainer that is subject to taxes imposed by the Federal Insurance Contributions Act.

The following service shall not be Covered Service:

•	Employment subject to a collective bargaining agreement the terms and conditions of which do not make this Plan applicable to it;

•	Employment as a leased employee;

•	Employment as a Temporary Employee; and

•	Employment excluded by the Board of Directors, or by the Plan Administrator on a uniform and nondiscriminatory basis with respect to persons similarly situated.

For purposes of this definition, Internationally Assigned Employee shall mean an individual designated as such by the Company.

Employee – means any person employed by the Company.

Employer – means Solae, LLC, the company maintaining this Plan, as well as any affiliated company that contributes to the Plan and by whom the Employee is employed. Employer shall also mean any successor corporation that assumes this Plan.

ERISA – means the Employee Retirement Income Security Act of 1974, as amended.

Highly Compensated Employee – means a more than 5% owner at any time during the Plan Year or the preceding Plan Year or an Employee who receives compensation during the preceding Plan Year in excess of $90,000 for 2003 (this number is adjusted by the Internal Revenue Service from time to time).

Individual Account – means the contribution account established and maintained for you that is made up of all contributions made by you or on your behalf. Your Individual Account may include any or all of the following: Basic Matched Contributions, Basic

Unmatched Contributions, Catch-up Contributions, Company Matching Contributions, Rollover Contributions, and Supplemental Contributions, if any.

Non-Highly Compensated Employee – means a Participant who is not a Highly Compensated Employee.

Participant – means an Employee who has met the eligibility requirements, has entered the Plan, and has become eligible to make or receive a contribution to his or her Individual Account.

Plan – means the Solae Savings Investment Plan.

Plan Administrator – means the Company who is responsible for directly administrating the Plan and may delegate all or a portion of the duties of the Administrator.

Plan Year – means the calendar year.

Plan Trustee or Trustee – means Vanguard Fiduciary Trust Company.

Valuation Date – means each business day the New York Stock Exchange is open for business.

Section Two: Eligibility and Participation

Who is eligible to participate in the Plan?

In general, all Employees of the Company who are in Covered Service may participate in the Plan.

When am I eligible to participate in the Plan?

You are eligible to participate in the Plan the first day of the month following your initial employment date with Company as an Employee in Covered Service.

The Company will begin to match your Basic Matched Contributions to the Plan after you have completed a one year Period of Service.

How do I elect to become a Participant in the Plan?

You may elect to participate in the Plan effective on the first day of the calendar month following your date of hire. In order to begin participation, you will be asked to complete a Plan enrollment form that you will receive from the benefits office. When you have completed the form, you may return it to the benefits office.

Vanguard will send you a confirmation of your enrollment and a personal identification number (PIN). You will need this PIN to conduct transactions with Vanguard relating to your Individual Account.

Once you have satisfied the participation requirements described previously, you will remain a Participant for as long as an Individual Account is maintained under the Plan for your benefit, or until your death, if earlier. However, contributions can be made only if you are employed by a participating unit in Covered Service.

Section Three: Contributions to the Plan

What types of contributions may be made to the Plan?

The Plan generally provides for the following types of contributions:

•	Basic Matched Contributions;

•	Basic Unmatched Contributions;

•	Supplemental Contributions;

•	Catch-Up Contributions;

•	Company Matching Contributions;

•	Rollover Contributions.

Employee Contributions

What are Basic Matched Contributions?

If you are eligible to participate in the Plan, you may elect to make “Basic Matched Contributions” to the Plan on a pre-tax basis in an amount equal to 2%, 3%, 4%, 5% or 6% of your Compensation from the Company. After you complete a one-year Period of Service, the Company on your behalf matches Basic Matched Contributions to the Plan dollar-for-dollar on a payroll basis.

What are Basic Unmatched Contributions?

If you elect to make Basic Matched Contributions to the Plan at the maximum 6% rate, you may also elect to make “Basic Unmatched Contributions” to the Plan on a pre-tax basis in an amount up to 44% of your Compensation from the Company, up to a total of 50% of Compensation for all pre-tax contributions.

How is my Compensation determined?

For purposes of determining the amount of contributions that may be made to the Plan on your behalf, your Compensation is generally defined as your gross pay paid to you for employment in Covered Service, including overtime, regular cash bonuses paid while you are an active Employee (unless you elect to defer such bonus under a Company sponsored deferred compensation plan); payments made under a Code Section 125 cafeteria plan; payments received by you as a result of non-occupational sicknesses or injuries as wage replacement; and payments received by you under any type of Company sponsored voluntary supplementation of worker’s compensation payments. Compensation shall not include employer paid reimbursements and allowances, non-recurring awards, or severance or other payments made to a former Employee with respect to any period following such former Employee’s last active work day. In addition, the tax laws limit the amount of annual compensation that may be taken into account when determining the amounts of Plan contributions on behalf of any participant. This limit is $200,000 in 2003. If your annual Compensation exceeds this federal compensation limit, contributions to the Plan on your behalf will be calculated based on the federal compensation limit.

How do Basic Matched and Basic Unmatched Contributions reduce my taxes?

Your Basic Matched Contributions and Basic Unmatched Contributions reduce the amount of your compensation subject to current-year federal income taxes (although your gross pay remains the same). Since your taxable compensation is reduced, you save on current-year federal income taxes.

Example: Sue, a Company employee earning $20,000 per year, elects to have 6% of her Compensation, or $1,200, contributed to the Plan as Basic Matched Contributions. As a result of this election, Sue will reduce her pay subject to federal income taxes by $1,200. If Sue is in the 15% tax bracket, this reduction could save Sue up to $180 on current-year federal income taxes.

You should also recognize that the investment earnings on your Plan contributions including dividends and capital gains are not subject to federal income taxes until you withdraw those amounts from the Plan. Thus, another important benefit of the Plan is that your Plan savings grow on a tax-deferred basis.

Note: While Basic Matched Contributions and Basic Unmatched Contributions reduce the amount of your pay subject to current-year federal income taxes (and in some states, your state income tax liability as well), they do not reduce the amount of your pay subject to current-year Social Security and Medicare (FICA) taxes or (possibly) state income taxes.

What are Supplemental Contributions?

Supplemental Contributions are contributions you may make to the Plan on an after-tax basis. You may contribute from 1% to 50% of your Compensation as Supplemental Contributions; however the sum of your Basic Contributions and Supplemental Contributions may be no more than 50% of your Compensation combined. The Company does not match Supplemental Contributions. These contributions are not deductible for income tax purposes. However, Supplemental Contributions in the Plan accumulate tax-free investment earnings until those amounts are paid to you from the Plan.

May I make additional contributions if I am age 50 or older?

If you are age 50 or older at any time during the Plan Year and you contribute Matched and Unmatched Basic Contributions of the maximum amount prescribed by the IRS ($12,000 during the 2003 calendar year), or a limit imposed by the Plan, you are eligible to make an additional “Catch-up Contribution” to the Plan on a pre-tax basis for the calendar year. To make Catch-up Contributions call Vanguard® Participant Services by dialing 1-800-523-1188 (8:30 a.m. to 9 p.m., Eastern time Monday through Friday). These contributions will not be matched.

May I change my contributions elections?

You are permitted to change, at any time, the amount of Basic Matched Contributions, Basic Unmatched Contributions and Supplemental Contributions that you would like to make to the Plan. You can change your contribution elections by:

•	Calling Vanguard® Participant Services by dialing 1-800-523-1188 (8:30 a.m. to 9 p.m., Eastern time Monday through Friday).

•	Calling the 24-hour Vanguard VOICE® Network using a touch-tone telephone and the PIN provided to you by dialing 1-800-523-1188.

•	Accessing Vanguard’s website at www.vanguard.com. Select “Personal Investors,” then click the “Log On” button. If you need to register your account, set up your user name and password. You will need your Social Security number and plan number (091720) to register

Your contributions will automatically be made to the Plan each payroll period through convenient payroll deduction.

Are there limits on the amount of contributions that I may make to the Plan?

There are limits on the amount of contributions you may make to the Plan. Your total Basic Matched Contributions and Basic Unmatched Contributions (pre-tax contributions) in any taxable year may not exceed a certain dollar limit that is set by law. The limit is currently determined under the following schedule:

Schedule
Calendar Year	Limit
2003	$12,000
2004	$13,000
2005	$14,000
2006	$15,000

Additionally, the Plan limits the total amount of Basic Matched Contributions, Basic Unmatched Contributions and Supplemental Contributions that you may make to the Plan to 50% of your Compensation. The Plan Administrator may implement rules limiting the contributions to the Plan, which may be made on behalf of Highly Compensated Employees. If such a limit is in place, you can find out the limit by contacting your site benefits administrator.

May I make a Rollover Contribution?

The Plan permits any Participant to make a Rollover Contribution to the Plan of an eligible rollover distribution from any eligible employer retirement plan or individual retirement plan (IRA). Generally, a lump-sum distribution from another plan may only be rolled over if the trustee receives your distribution within 60 days after you receive it.

Please contact Vanguard Participant Services at 1-800-523-1188 for forms and procedures.

Employer Contributions

When am I eligible for Matching Contributions?

You will be eligible for Matching Contributions after you complete a one-year Period of Service.

How does the Company match my contributions to the Plan?

In order to encourage employee savings, the Company matches your Basic Matched Contributions to the Plan with Company Matching Contributions on a dollar-for-dollar basis up to 6% of your Compensation. This means that for every dollar of Basic Matched Contributions that you contribute to the Plan each payroll period, the Company will contribute a matching dollar to the Plan on your behalf for that payroll period.

Example: In the preceding example, Sue elected to make Basic Matched Contributions to the Plan in the amount of $1,200 for the current year. Additionally, as a result of Sue’s election, the Company will match Sue’s Basic Matched Contributions with Company Matching Contributions on her behalf in the same amount of $1,200. As a result, the total contributions to the Plan on behalf of Sue for the current year will be $2,400.

What benefits am I entitled to upon returning from qualified military service?

The Plan is operated in compliance with the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA). Under the provisions of USERRA, if you return to work from a qualified uniformed services leave, you may be permitted to “make up” Basic Matched Contributions, Basic Unmatched Contributions, Catch-up Contributions and Supplemental Contributions which you could have otherwise made during the period of qualified military service and receive corresponding Company Matching contributions (if eligible), in accordance with the Plan and USERRA.

Also, if you are called up for uniformed services duty and have a plan loan outstanding, your loan payments will be suspended for the duration of your leave, even if it is longer than 12 months. This suspension will also extend the term of the loan, although interest will continue to accrue. (See the Loan Section of this SPD for more information on the limitations that usually apply to loan suspensions during a period of absence.)

Upon returning from qualified military service within the specified time frame, as outlined under USERRA, your period of military service counts for all purposes under this Plan. You will not be treated as having had a break in service; therefore, there is no waiting period to resume participation in the Plan.

Employees covered under USERRA include: all participants of the “uniformed services” who serve voluntarily or involuntarily, including those in the reserves, as well as any other individuals designated by the President. The uniformed services include the Army, Navy, Marine Corps, Air Force, Coast Guard, and Public Health commissioned corps.

How do I satisfy the Plan’s one-year Period of Service requirement?

You satisfy the one-year Period of Service requirement upon the completion of 12 months of service during which the Company pays you, directly or indirectly, or for which you are entitled to payment, for the performance of your employment duties. You also will receive credit for certain days during which you do not work if the Company pays you for those days, such as paid holiday and vacation.

For individuals hired directly from Bunge or Central Soya, a period of service also includes service credited under the 401(k) plan sponsored by Bunge or Central Soya.

When do I stop accumulating service?

You stop accumulating service on your Severance from Service Date. Your Severance from Service Date is the earlier of:

•	The date you quit, retire, are discharged.

•	The first anniversary of the date on which you are absent from service, with or without pay, for any reason such as vacation, sickness, Disability, layoff or leave of absence.

However, if you terminate employment to enter the military service of the United States you will not stop accumulating service. Additionally, if your absence is due to Maternity or Paternity Leave, you will not experience a Severance from Service Date until the second anniversary of the date you last performed an hour of service.

What is a Break in Service?

If you do not complete one hour of service during the 12 consecutive months following your Severance from Service Date, or during a subsequent consecutive 12-month period, you will incur a one-year Break in Service. However, if you are absent from work for Maternity or Paternity leave you will incur a one-year Break in Service only if you are not reemployed by the third anniversary of the first day you are absent from work.

If you have five consecutive one-year Breaks in Service, any period before your Breaks in Service will not be included in your service for purposes of eligibility for Company Matching Contributions and vesting.

All Periods of Service earned with the Company shall be counted under this Plan.

Example of Severance From Service Date:

The Company hired Sally on May 20, 1998. Sally worked for three years until July 4, 2001, when she left work on Maternity leave to have a baby. Sally enjoyed being at home with her new daughter and did not return to work until January 3, 2003. Since Sally returned to work prior to her second anniversary of the date she last performed an Hour of Service (July 4, 2001), she did not incur a Severance from Service Date and continued to accumulate service. When Sally returned to work on January 3, 2003, she had four Years of Service.

Example of Break in Service:

The Company hired John on May 20, 1998. John worked for three years before he became ill and left work on July 4, 2001, and could not return until January 3, 2003. Since John did not return to work within the first anniversary of the date he left work, John has a Severance from Service Date of July 4, 2001. Therefore, from July 4, 2001, until January 3, 2003, John will not accumulate any service. However, John will not incur a Break in Service until the third anniversary of the date he last performed an Hour of Service (July 4, 2001). Therefore, John’s accumulated service before July 4, 2001, will count in determining eligibility for contributions and vesting. When John returns to work on January 3, 2003, he will have three Years of Service.

Are there limits on the total contributions that may be made to the Plan on my behalf?

As explained previously, you may make Basic Matched Contributions, Basic Unmatched Contributions, and Supplemental Contributions to the Plan in an amount up to 50% of your Compensation during the Plan Year. (The Plan Administrator may limit further the contributions of Highly Compensated Employees. If a limit is in place, you can find out about the limit from your site benefits administrator.) Additionally, the Internal Revenue Code of 1986, as amended (the “Code”) includes several limits that may reduce the amount of contributions that may be made to the Plan on your behalf. These limits may be adjusted in the future.

1.

Indexed limit on pre-tax contributions. The Code imposes an indexed dollar limit on the total amount of contributions that may be made to the Plan on your behalf for any calendar year. It is important to recognize that this indexed dollar limit applies only to your Basic Matched Contributions and Basic Unmatched Contributions (pre-tax contributions) to the Plan. It does not apply to any Match Contributions made to the Plan on your behalf. The annual limits on pre-tax contributions are the following:

2003 - $12,000

2004 - $13,000

2005 - $14,000

2006 - $15,000

Employees who are age 50 or older may contribute additional amounts of pre-tax contributions (Catch-Up Contributions) in the following amounts. You may start taking advantage of this rule as early as the beginning of the year in which you turn 50.

2003 - $2,000

2004 - $3,000

2005 - $4,000

2006 - $5,000

Note: These limits on pre-tax contributions apply to your aggregate contributions to all employer retirement plans during the year (excluding Rollover Contributions), even if the employers are not related. For example, if you worked until March for another employer and contributed $3,000 to that employer’s plan, and were hired by the company in April, you would only be able to contribute $9,000 to the Plan, even if you otherwise received enough compensation from the company to contribute $12,000. Some examples of other retirement plans to which you might have made contributions include: 401(k) plans, eligible 457(b) plans, 403(b) plans (sometimes called “tax-sheltered annuities”), SIMPLE IRAs, and SARSEPs.

2.	Limits based on nondiscrimination tests. For certain Highly Compensated Employees as defined by the Code, there are other limitations that may reduce the total amount of contributions that may be made to the Plan on their behalf. These limitations are based on mandatory nondiscrimination tests designed to make sure that employees at all pay levels benefit from the Plan on a relatively equivalent basis.

3.	Annual contribution limitations. In addition to the contribution and allocation formulas described earlier, federal law limits the annual amount, which may be allocated to your Individual Accounts (lesser of $40,000 or 100% of Compensation). Rollover Contributions are not included in the annual contribution limitations.

Generally, if you will exceed these limits, the Plan Administrator will notify you. However, if you made contributions to another employer’s retirement plan during the year, it is your responsibility to notify the Plan Administrator as soon as possible to ensure that your total contributions do not exceed limit (1) above. As a result of these limits, it is possible that you will not be permitted to make the full amount of pre-tax contributions to the Plan for any calendar year or that certain “excess contributions” previously made to the Plan on your behalf will be returned to you (adjusted for earnings and losses).

Section Four: Plan Individual Accounts and Investments

How are contributions to the Plan held and accounted for?

All contributions to the Plan on your behalf will be credited to one or more separate accounts established in your name called your Individual Accounts. Your Individual Account may include several sub-accounts including:

•	Basic Matched Account;

•	Basic Unmatched Account;

•	Supplemental Account;

•	Catch-Up Account;

•	Company Matching Account; and

•	Rollover Account.

Plan contributions are held in trust by Vanguard Fiduciary Trust Company, the Plan Trustee, for the exclusive benefit of participating employees and their beneficiaries.

What investment options are available to invest my contributions?

Your Individual Accounts will be invested as you direct from among the investment options currently available under the Plan and listed in Appendix A. You are permitted to direct the investment of the contributions to the Plan on your behalf among various mutual funds sponsored by The Vanguard Group.

Please note that if you fail to direct the investment of your contributions to the Plan, your contributions will be invested in the Vanguard® Federal Money Market Fund.

As of each Valuation Date your Individual Accounts will be valued to reflect contributions, distributions, income, expenses, gains and losses since the prior Valuation Date. A Valuation Date is each business day on which the New York Stock Exchange is open for trading.

What are the Plan’s rules regarding voting rights for the funds in my Individual Accounts?

You will be given the right to vote any shares of investment funds held in your Individual Accounts. As a Participant, you have the right to instruct the Trustee how to vote the shares of investments invested in your Individual Accounts. If you fail to give the Trustee specific instructions for voting investments other than DuPont Stock, your inaction will be treated as a decision not to vote or to vote the default option, as applicable. If you fail to vote shares of DuPont Stock, the Company will either (a) appoint an independent fiduciary to vote your shares or (b) your shares will not be voted. Proxy cards are mailed directly to the tabulator (currently First Chicago) and are not received by either DuPont or the Company. In the result of a tender offer, if you do not send timely tender instructions to Vanguard, the trustee will treat this as an instruction not to tender unless the trustee is required by law to do otherwise.

Does the Plan have special rules regarding the operation of the employer stock funds?

Yes. The Conoco Class B Stock Fund is closed to contributions and exchanges. Additionally, effective April 1, 2003, the DuPont Common Stock Fund is frozen to contributions and exchanges. You may not make any new investments in this fund. If you are currently invested in the Conoco Class B Stock Fund or the DuPont Common Stock Fund, dividends are invested in accordance with the investment direction for your Individual Account instead of being reinvested in stock. Also, you may exchange out of the funds at any time.

The Plan Administrator has been designated as the Plan fiduciary responsible for ensuring the confidentiality of information concerning the purchase, holding, voting, and sale of employer securities. As such, the Plan Administrator has dictated that the information listed below be kept confidential and be shared with only such employees and agents of the Plan Administrator as need to know such information in order to properly administer the Plan:

•	The identity of Participants with Individual Accounts invested in the DuPont Common Stock Fund and the Conoco Class B Stock Fund.

•	The portion of contributions and Individual Account balances invested in the DuPont Common Stock Fund and the Conoco Class B Stock Fund.

•	The instructions given by any Participant regarding the voting of stock in the DuPont Common Stock Fund and the Conoco Class B Stock Fund.

The Plan Administrator is also responsible for appointing an independent fiduciary to carry out activities related to any situations involving a potential for undue employer influence on Participants with regard to the exercise of shareholder rights.

What if I have questions about the investment options available in the Plan?

When you are eligible to participate in the Plan, you will be provided with comprehensive information about the Vanguard fund portfolios available in the Plan, including an explanation of their investment objectives and policies. You will also receive prospectuses and shareholder reports for each of the Vanguard funds that you have selected for the investment of your Plan contributions.

You are also entitled to request the following information:

•	A description of the annual operating expenses of any of the investment options that reduce the rate of return;

•	Copies of any prospectuses, financial statements, and any other materials provided to the Plan in connection with the investment options;

•	A list of the identity and value of assets in the portfolio of each investment option that is not a mutual fund, including, for any fixed rate insurance contracts issued by a bank or insurance company, the name of the insurer and the term and rate of the contract; and

•	Information on the value of shares or units in each investment option, the past and present performance of the option, and the value of shares held in your account.

Solae is the fiduciary responsible for making sure this information is provided. If you would have any questions about the investment options available in the Plan or you would like more detailed information concerning any specific investment options you should call

Vanguard Participant Services or the 24-hour Vanguard VOICE® Network by dialing 1-800-523-1188.

Vanguard Participant Services provides registered associates to answer investment-related questions from 8:30 a.m. to 9 p.m., Eastern Time. These associates can help you understand available investment options and basic retirement investment planning concepts.

If you prefer the flexibility and convenience of an automated network, the Vanguard VOICE® Network is available 24 hours a day, 7 days a week to accommodate and confirm your transactions. (You must use a touch-tone telephone and the personal identification number provided to you upon enrollment to access the VOICE® Network.) During normal business hours you may transfer directly to a Vanguard Participant Services associate should you wish to discuss Plan or investment-related questions.

Additionally, if you have computer access, Vanguard’s website at www.vanguard.com allows you to tap into a variety of investment information from retirement plan guidance to specific fund information to tax-planning tips.

Remember, however, that you should contact your own tax advisor for tax information specific to you.

How do I keep track of my Individual Accounts under the Plan?

Quarterly statements will be mailed to your home address showing the total amounts credited to your account under the Plan as of the end of each calendar quarter. These statements will reflect all Plan activities including contributions, earnings, investment exchanges, and distributions occurring within your Individual Account during the most recent calendar quarter. As mentioned previously, you may also call Vanguard Participant Services to discuss Plan or investment-related questions or access Vanguard’s website at www.vanguard.com.

How often can I change my investment directions?

The general rule is that you may change your investment directions with respect to your future Plan contributions or existing Individual Account balances at any time as long as you act in accordance with the investment fund prospectus. Vanguard limits exchange activity to no more than four substantive “round trips” through non-money-market funds (at least 90 days apart) during any 12-month period. A “round trip” is redemption from a fund followed by a purchase back into the fund.

If you wish to make a change in investment directions, you should:

•	Access Vanguard’s website at www.vanguard.com and follow the instructions to log on and access your account.

•	Call the 24-hour Vanguard VOICE® Network using a touch-tone telephone and the PIN provided to you by dialing 1-800-523-1188.

•	Call Vanguard® Participant Services by dialing 1-800-523-1188 (8:30 a.m. to 9 p.m., Eastern time Monday through Friday).

The transfer of existing balances will be made the same day you call if you call before 4:00 p.m., Eastern time (1 p.m., Eastern time if the transaction involves either the DuPont Common Stock Fund or the Conoco Class B Stock Fund). A confirmation of your change will be sent to you by Vanguard.

Are there any fees associated with the Plan?

Currently, the Company pays the majority of the Plan related fees and expenses. However, you will be responsible for minimum miscellaneous fees related to the administration of the Plan and auditing fees. The current fee is $5 per quarter, which is deducted from your Individual Accounts four times a year and may be subject to change.

You will be charged an additional fee if you receive a loan from the Plan.

Who is responsible for investment losses?

The Plan is intended to comply with Section 404(c) of ERISA (the Employee Retirement Income Security Act of 1974). If the Plan complies with Section 404(c), then the fiduciaries of the Plan, including the Employer, the Administrator and the Trustee, will be relieved of any legal liability for any losses that are the direct and necessary result of the investment directions that you give. Because your Plan allows and encourages you to direct your investments and to have access to all pertinent information concerning your investments, the fiduciaries of the plan will be relieved of liability for the results of your investment decisions, as provided under Section 404(c) of ERISA.

When you direct investments, your accounts are segregated for purposes of determining the gains, earnings or losses on these investments. Your account does not share in the investment performance for other Participants who have directed their own investments.

You should be aware that the amount of your benefits under the Plan will depend in part upon your choice of investments. Gains as well as losses can occur. There are no guarantees of performance, and neither the Employer, the Administrator, the Trustee, nor any of their representatives provide investment advice or insure or otherwise guarantee the value or performance of any investment you choose.

Section Five: Plan Distributions

Vesting

When will I become vested in my Individual Accounts?

Vesting refers to the portion of your Individual Accounts that you are entitled to receive under the Plan when you become eligible for a distribution. You will at all times be 100% vested in your Basic Matched Account, Basic Unmatched Account, Supplemental Account and Rollover Account.

You will be entitled to receive the entire amount credited to all your Individual Accounts under the Plan if, while you are still employed with the Company, you attain age 65, retire after meeting the requirements for early or normal retirement under the Company’s pension plan, become Disabled, die prior to your termination of employment or if there is a complete discontinuance of Company Matching Contributions to the Plan.

If your employment with the Company is otherwise terminated, your Company Matching Accounts will become vested according to the following schedule:

Years of Service	Vested Percentage
1	0%
2	0%
3	100%

For vesting purposes, you will receive credit for each hour for which the Company pays you, directly or indirectly, or for which you are entitled to payment, for the performance of your employment duties. You also will receive credit for certain hours during which you do not work if the Company pays you for those hours, such as paid vacation.

For individuals hired directly from Bunge or Central Soya, Years of Service also includes service credited under the 401(k) plan sponsored by Bunge or Central Soya.

When will I be entitled to distributions under the Plan?

The Plan is intended to allow you to save for your future, including retirement. You will become entitled to receive the vested portion of your Individual Accounts on your severance from employment date. In addition, you may receive all or a portion of your Individual Accounts, even if still an employee, upon attainment of age 59½ and upon demonstration of a financial hardship. You may also receive your Rollover Account, Supplemental Account and Company Matching Account. These distribution events are further described later. A minimum notice period is required for any withdrawal from the Plan.

In-Service Withdrawals

May I take in-service withdrawals from the Plan?

You are permitted to withdraw amounts from your Individual Accounts under the Plan while employed by Company as follows:

•	Supplemental Account Withdrawal: You may withdraw Supplemental Contributions that you made to the Plan at any time. Your withdrawal of Supplemental Contributions made before January 1, 1987, will be taken first from your Supplemental Contributions, when the contributions are gone, your withdrawal will be taken from the investment earnings on those contributions. Your withdrawal of Supplemental Contributions made after December 31, 1986, will be taken on a pro rata basis between your After-Tax Contributions and the investment earnings on those contributions.

•	Rollover Account Withdrawal: You may withdraw Rollover Contributions with associated investment earnings that you made to the Plan at any time.

•	Company Matching Account Withdrawal: If you have withdrawn all amounts in your Rollover Account and Supplemental Account, you may withdraw Company Matching Contributions from the Plan. You may make such a withdrawal up to two times in a calendar year. If the Company Matching Contributions that you withdraw have not been in the Plan for two years preceding the withdrawal, Company Matching Contributions will be suspended for a six-month period.

Additionally, you are permitted to withdraw amounts from your Individual Accounts under the Plan while employed by Company under the following circumstances:

•	After Age 59½: You may withdraw all or any portion of the vested amount credited to your Individual Accounts under the Plan if you have attained age 59½ at any time.

•	Financial Hardship: You may withdraw Basic Matched Contributions, Basic Unmatched Contributions and vested Company Matching Contributions that have been made to the Plan in instances of financial hardship (discussed later).

Withdrawals may be made in cash or, if applicable, in shares of stock invested in the DuPont Common Stock Fund or the Conoco Class B Stock Fund.

Will I be subject to taxes on any in-service withdrawals from the Plan?

Any in-service withdrawals taken from your Individual Accounts, except from your Supplemental Contributions, are subject to income tax and may also be subject to the 10% penalty tax. (See the Federal Income Tax Consequences Section for more information.)

How do I apply for an in-service withdrawal?

To withdraw amounts from your Individual Accounts under the Plan while employed by the Company, you may obtain a withdrawal request form by calling Vanguard® Participant Services at 1-800-523-1188 and returning the completed form to Vanguard. The application expiration period is 30 business days from the application date. Checks will be mailed first-class U.S. mail.

Hardship Withdrawals

What does the Plan mean by financial hardship?

For purposes of the Plan, the term “financial hardship” means an immediate and heavy financial need for funds that cannot be satisfied through other reasonably available financial resources. You will be considered to have a hardship only if you have one or more of the following financial needs:

•	Medical expenses incurred by you, your spouse or your dependents;

•	Costs directly related to the purchase of your principal residence (excluding mortgage payments);

•	Tuition, related educational fees, and room and board for the next 12 months of postsecondary education for you, your spouse or your dependents; and

•	Payments necessary to prevent eviction from your principal residence or the foreclosure on the mortgage on your principal residence.

Important: A 10% penalty tax might apply to any hardship withdrawal you receive before age 59½. (For more information see Section Six - Federal Income Tax Consequences.)

What other conditions apply to hardship withdrawals?

Even if you have one of the financial needs listed previously, you may receive a financial hardship withdrawal only if the withdrawal amount does not exceed the financial need and all the following conditions are satisfied:

•	You have obtained all distributions (other than hardship distributions) and all nontaxable loans currently available under all employer plans, unless repayment of this loan would create an additional financial hardship;

•	Basic Matched Contributions, Basic Unmatched Contributions, Catch-Up Contributions and Supplemental Contributions under all employer plans are suspended for six months following receipt of the hardship distribution;

•	Distribution may not be in excess of need and need cannot be satisfied from other resources reasonably available to you;

•	Need cannot be met through reimbursement or compensation by insurance or otherwise;

•	Need cannot be met by liquidation of your assets; and

•	Need cannot be met by borrowing from a commercial lender on reasonable terms.

How much may I withdraw as a hardship withdrawal?

The maximum amount that you may withdraw as a hardship withdrawal is generally limited to the amount of your Basic Matched Contributions, Basic Unmatched Contributions and vested Company Matching Contributions. In no event may the amount of your hardship withdrawal exceed the amount that is necessary to relieve your immediate and heavy financial need and that is not reasonably available to you from other financial resources.

What are the consequences of taking a hardship withdrawal?

The decision to take a hardship withdrawal should not be made lightly. If you take a hardship withdrawal, you will not be allowed to make any Basic Matched Contributions, Basic Unmatched Contributions, Catch-Up Contributions or Supplemental Contributions for six months following your hardship withdrawal. Also, as a result of the suspension of your contributions to the Plan, you would not receive any matching contributions from Company during the six-month suspension, either. After the suspension period ends, you are responsible for restarting your contributions to the Plan; the Company will not automatically restart your contributions to the Plan.

How do I apply for a hardship withdrawal?

To withdraw amounts from your accounts under the Plan while employed by the Company for reasons of financial hardship, you must obtain a withdrawal request form from your benefits office and return the completed form (along with the required certification and evidence of need in the case of a hardship withdrawal) to the benefits office. A determination will be made on your withdrawal request as soon as practicable. You are permitted to make one hardship withdrawal during any 12-month period.

Loans

Can I borrow amounts from my Individual Accounts under the Plan?

You are permitted to borrow amounts from your Individual Accounts under the Plan. Generally, the maximum amount that you may borrow from the Plan is limited to the lesser of: (1) 50% of the total vested balance of your Individual Accounts under the Plan; or (2) $50,000. Your combined loans cannot exceed these maximum amounts.

Additionally, the following provisions apply to any Plan loan:

•	The minimum amount of any new loan from the Plan is $1,000.

•	You are permitted to have two outstanding loans from the Plan at any given time.

•	The maximum term for a general-purpose (any other purpose than purchasing of a primary residence) loan is five years.

•	The maximum term for a loan used to purchase your primary residence is ten years.

•	You will be charged a loan application fee of $40 as well as an annual loan maintenance fee of $25 for each year the loan remains outstanding.

•	For purposes of the $50,000 limit on Plan loans, the law requires that if you have had an outstanding loan from the Plan at any time during the preceding 12 months, the maximum amount that you may borrow as a new Plan loan is limited to the $50,000 limit reduced by your highest outstanding loan balance on your prior Plan loan during the preceding 12 months.

Example 1: Mike has accumulated a total of $12,000 in his Individual Accounts under the Plan and is fully vested. He has no outstanding loans from the Plan. The maximum amount that Mike may borrow from the Plan is $6,000 (50% of his $12,000 total account balance). The minimum amount that Mike can borrow is $ 1,000.

Example 2: Janice has accumulated a total of $30,000 in her Individual Accounts under the Plan and is fully vested. Janice’s total account balance includes an existing Plan loan with a current outstanding balance of $6,000. (In other words, Janice’s Individual Accounts consist of $24,000 invested in Vanguard funds and a $6,000 Plan loan, for a total account balance of $30,000.) The maximum amount that Janice may borrow from the Plan is $9,000. That amount is 50% of Janice’s total account balance of $30,000—or $15,000 minus $6,000 outstanding Plan loan. The minimum amount that Janice may borrow is $1,000. If Janice takes out a second Plan loan, she will not be permitted to take out another loan from the Plan until she has completely repaid one of her existing Plan loans.

Example 3: Tom has accumulated a total of $120,000 in his Individual Accounts under the Plan and is fully vested. He has no outstanding loans from the Plan during the previous 12 months. The maximum amount that Tom may borrow from the Plan is $50,000. That amount is the lesser of $60,000 (50% of his $120,000 Individual Accounts) or $50,000.

How do I apply for a loan?

If you have met the loan eligibility requirements and you wish to apply for a Plan loan, you should call Vanguard® Participant Services or the 24-hour Vanguard VOICE® Network at 1-800-523-1188. A Vanguard associate will assist you in determining the terms of your loan and, once confirmed, will mail the application and promissory note to your address of record within three to five business days. Once you have received and reviewed the application, you should sign the loan application and promissory note and return them to Vanguard in the envelope provided. Vanguard will then process your loan application within two business days of receipt and a check will be mailed to you via the U.S. mail within seven to ten business days. You may also request a loan application by accessing Vanguard’s website at www.vanguard.com.

What rate of interest will I be charged on my loan?

You will be charged a fixed rate of interest on your Plan loan commensurate with rates charged by commercial lenders for similar types of loans and the rate will remain constant for the life of the loan. The procedure for determining the loan interest rate is subject to change at the discretion of the Plan Administrator. You can find the current interest rate being charged for a new Plan loan by calling Vanguard® Participant Services or the 24-hour Vanguard VOICE® Network at 1-800-523-1188 or by accessing Vanguard’s website at www.vanguard.com. As you repay your loan, the repayment, which includes interest, is credited to your Individual Account.

How do I repay my loan?

All loans from the Plan must be repaid within five years, except that a loan used to acquire your principal residence may be repaid over a period of ten years. All Plan loans will be repaid through automatic payroll deduction and will be invested according to your current investment directions. Loan payroll deductions will begin as soon as administratively feasible following of the loan issuance. If loan deductions do not start within two pay cycles of the loan issuance, please contact Vanguard® Participant Services at 1-800-523-1188 to avoid delinquent status. It is your responsibility to ensure proper and timely loan repayments are applied to the loan balance.

You may prepay all of the unpaid principal balance of your Plan loan at any time without penalty by certified check or money order made payable to the Vanguard Fiduciary Trust Company. However, the Plan Trustee does not accept any partial repayments. Please contact Vanguard® Participant Services at 1-800-523-1188 for the outstanding loan balance and instructions on how to pay off your loan.

How do I repay my loan if I am on a leave of absence?

If you go on a non-military leave of absence (LOA) without pay, or at a pay level not sufficient to make loan repayments, your repayments may be suspended. The suspension period will end on the earliest of 1) 12 months, 2) the end of the term of your loan, or 3) you return to work at full pay status. If you have an outstanding Plan loan, the term of your loan will not change because of your LOA. If the final repayment date occurs during your LOA, you are required to meet the final repayment date regardless of your LOA.

There are three options to make up missed payments from your LOA once you have returned to work. All options will include accrued interest.

•	Lump sum payment of all missed repayments;

•	Multiple payments to make up missed payments through payroll deduction until your loan is current (i.e. double payments, triple payments, quadruple payments etc.); or

•	Reamortization of the loan. Please note that loans will only be reamortized to the original payoff date of the loan.

If you do not select one of these options within 30 days of your LOA return date, and your missed repayments are not repaid by the end of the quarter following the most recent quarter in which payments were missed, your loan will be deemed distributed and your outstanding balance will be subject to federal income taxes and may include a 10% penalty tax. (For more information see Section Six - Federal Income Tax Consequences.) Please contact your benefits office to arrange your payment selection.

Example. In January 2003, John takes a $40,000 loan with a five-year term (ending January 2008). His semi-monthly installment payment—deducted from his paycheck—is $412. In February 2005, he goes on unpaid leave for a year. The Plan Administrator grants his request to suspend loan repayments during his period of leave (up to 12 months). When he returns in January 2006, the outstanding loan balance, including interest that accrued during his period of leave, is reamortized, and his installments are increased to $510 so that the loan will be repaid by January 2008.

If your LOA is for military service, your repayments may be suspended for the entire length of the military leave. If you do not make any loan payments due during your LOA, upon your return to work your loan repayment and payroll withholding will recommence and the term of your loan may be extended by the time of your military LOA. The interest rate for military leave is not more than 6% for missed payments while on LOA. Your original interest rate will apply for the balance of the loan.

What happens if I terminate employment with an outstanding Plan loan?

If you terminate employment with an outstanding Plan loan, all remaining payments on your Plan loan will be immediately due and payable. If you do not repay your loan in full upon termination of employment, your Plan accounts will be reduced by your outstanding loan balance and you will be treated as having received a taxable distribution of the outstanding loan balance.

If you choose to repay your loan in full upon termination of employment to avoid current taxation of your outstanding loan balance, your loan repayment will be reinvested in accordance with your current investment directions and distributed to you at the time you elect (or are required) to receive a distribution of your accounts under the Plan.

If the total amount of your accounts under the Plan (including your outstanding loan balance) is less than $5,000 and you do not repay your loan in full, then the outstanding loan balance will be subtracted from your total account balance in determining the amount of your actual distribution and will be included as part of your taxable distribution from the Plan.

If you choose to defer your distribution from the Plan and do not repay your loan in full, your loan will be defaulted if not repaid in full within 60 days of termination of employment. Your total Individual Account balance, including any outstanding loan balance, is subject to applicable federal income tax rules and regulations, which may include a 10% penalty tax. (For more information see Section Six - Federal Income Tax Consequences.)

What happens if I fail to repay a loan?

Although this is unlikely to occur because loan payments are made through payroll deduction, if you do fail to make a scheduled loan repayment (and you are not on an approved leave of absence), your loan will be in default. However, you may be allowed what is known as a “cure period” to make up the missed payment and cure the default. This cure period ends at end of calendar quarter after calendar quarter of missed payment.

In the event of a default that is not cured, the outstanding loan balance will be deemed a taxable distribution to you (a “deemed distribution”) and will be reported on IRS Form 1099-R for the year in which it occurred. You will not be allowed to take out a new loan following a deemed distribution until you have repaid the outstanding balance of the loan, including accrued interest from the date of the deemed distribution, in full.

The amount of the deemed distribution will be taxable to you in the year of default and may be subject to the 10% penalty tax. (For more information see Section Six - Federal Income Tax Consequences.)

Please contact Vanguard® Participant Services at 1-800-523-1188 for the payoff amount including the accrued interest. Deemed distributed loans will remain on your account until an eligible distributable event occurs or until the loan is paid in full including accrued interest.

How are Plan loans treated and accounted for?

It is important to recognize that a Plan loan is considered an investment of your Individual Accounts under the Plan (and not as a taxable distribution or withdrawal at the time you receive your loan proceeds). The security for your Plan loan is the pledge of your interest in your Individual Accounts under the Plan. All repayments on your Plan loan will be credited to your Plan Individual Accounts and reinvested in the Vanguard funds in accordance with your current investment directions for Plan contributions.

In the event that you discontinue repayments due to termination, death, or default, the Plan Administrator is authorized to deduct the outstanding loan balance from your Individual Accounts under the Plan. The loan amount outstanding will be considered a taxable distribution to you. The Plan Administrator shall take any and all action necessary and appropriate to enforce collection of the unpaid loan although foreclosure on your promissory note and attachment of the Plan’s security shall not occur until you incur a distributable event under the Plan.

Severance From Employment

What happens if I leave before becoming fully vested?

Upon your severance from employment, any nonvested portion of your Individual Accounts will be forfeited. In certain cases, your forfeited Individual Accounts may be restored if you are later reemployed by the Company or an affiliate.

What happens if I leave because of a Disability?

Disability is defined in accordance with any pension plan or long-term disability plan of the Employer under which you are entitled to receive benefits and which results in termination of employment. If you are not covered under such a plan, then Disability is defined as provided in Code Section 72(m)(7), being unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment that can be expected to result in death or to be of a long continued and indefinite duration which results in a termination of employment. Upon your severance from employment due to Disability you will become 100% vested in your Individual Accounts.

What happens if I terminate employment and return to the Company at a later date?

Your vested percentage stops increasing when you leave the Company. However, if you resume employment with the Company, at a later date, your vested percentage may increase as follows:

•	You will receive credit for any service for vesting purposes before the “one-year Break(s) in Service”.

•	If you return to the company after incurring five consecutive “one-year Breaks in Service” your non-vested Individual Account balance will not be reinstated.

If you do not complete one hour of service during the 12 consecutive months following your Severance from Service Date, or during a subsequent consecutive 12-month period, you will incur a one-year Break in Service. Your Severance from Service Date is the earlier of:

•	The date you quit, retire, are discharged; or

•	The first anniversary of the date on which you are absent from service, with or without pay, for any reason such as vacation, sickness, Disability, layoff or leave of absence.

Forms of Distribution

In what form may I receive my distribution?

Generally, if the total vested amount to be distributed to you upon termination of employment exceeds $5,000, you may elect to receive your benefits in one or more of the following ways:

•	A lump-sum payment of cash;

•	Installments (monthly or annual in fixed dollar installments, fixed percentage installments, declining balance installments or life expectancy installments);

•	A direct rollover of your vested Individual Accounts to another qualified plan, qualified annuity plan, eligible 457(b) plan, 403(b) plan, or to a traditional IRA.

Distributions may be made in cash or, if applicable, in shares of stock invested in the DuPont Common Stock Fund or the Conoco Class B Stock Fund.

If you are receiving installment payments, you may request that your remaining Individual Account balance be paid to you in a single lump-sum payment at any time.

May I defer the commencement of my distribution?

If the total amount credited to your Individual Accounts under the Plan exceeds $5,000, you may elect to defer the commencement of your distribution from the Plan to a later date. However, distribution of benefits must commence on or before April 1st of the calendar year following the calendar year in which you attain age 70½ or terminate employment, whichever is later. If you are a 5% owner, the distribution of benefits must commence no later than April 1st of the calendar year following the calendar year in which you attain age 70½.

How will my required distribution be calculated once I attain age 70½?

Your required distribution will be calculated by dividing your Individual Account balance as of the end of the preceding year by a life expectancy factor which is based on the joint life expectancy of you and a beneficiary who is ten years younger than you, regardless of the age of your beneficiary or whether or not you have a beneficiary. No beneficiary information is needed for the calculation unless the beneficiary is your spouse who is more than ten years younger than you. In this case, your required distribution will be calculated using the joint life expectancy factor for you and your surviving spouse.

What happens if I die before the complete payout of my Plan Individual Accounts?

In the event you die prior to the complete distribution of your Individual Accounts under the Plan, your designated beneficiary under the Plan will be entitled to receive all undistributed amounts credited to your Plan Individual Accounts.

Who is my designated beneficiary under the Plan?

Your choices for designating a beneficiary will depend on whether or not you are married at the time of your death.

Married Participants. If you are married, your sole primary beneficiary is automatically your spouse unless your spouse executes a notarized consent to your designation of someone else as beneficiary under the Plan.

Unmarried Participants. If you are not married, you may designate any person (or persons) as your Plan beneficiary. If you later marry, the rules applicable to married participants will automatically apply; therefore, your sole primary beneficiary will automatically become your spouse unless your spouse executes a notarized consent to your designation of someone else as your beneficiary.

You designate your beneficiary under the Plan by completing a beneficiary designation form (and, if necessary, a spousal consent form). You may change your beneficiary designation at any time in accordance with the Plan’s requirements by submitting a new beneficiary form. If no beneficiary designation is in effect at the time of your death and your spouse (if any) has predeceased you, your designated beneficiary under the Plan will be your estate. Beneficiary designation forms are available from your site benefits administrator.

Note: A prenuptial agreement is NOT a valid spousal waiver. A beneficiary designation form is effective only if it is filed with the Company while you are still alive.

Section Six: Federal Income Tax Consequences

Am I taxed on the contributions to the Plan on my behalf?

As explained earlier, your pre-tax contributions to the Plan reduce the amount of your pay subject to current-year federal income taxes, but not Social Security or Medicare taxes (FICA) or (possibly) state income taxes. In addition, because the Plan is a tax-qualified plan, Company Matching Contributions to the Plan on your behalf are not included in your income for federal income tax purposes at the time these contributions are made to the Plan.

Am I taxed on the investment earnings credited to my Individual Accounts in the Plan?

Because the Plan is a tax-qualified plan, the investment earnings (including dividends and capital gains) credited to your Individual Accounts under the Plan are not subject to current-year federal income taxes. Thus, an important advantage of the Plan is that, unlike a conventional, taxable savings program, your Plan Individual Accounts grow on a tax-deferred basis.

How are distributions from the Plan taxed?

As a general rule, all amounts paid to you or your designated beneficiary(ies) from the Plan are subject to federal income taxes in the year of receipt (with the exception that if you made any Supplemental Contributions to the Plan before 1987, the portion of any distribution attributable to your after-tax contributions will not be taxable). As explained in the next paragraph, you may defer paying taxes on certain Plan distributions by rolling them over to another qualified plan, qualified annuity plan, eligible 457(b) plan, 403(b) plan or to a traditional IRA that accepts Rollover Contributions.

What types of distributions can I roll over to an IRA or other type of retirement plan?

You can roll over any “eligible rollover distribution” from the Plan to another qualified plan, qualified annuity plan, eligible 457(b) plan, 403(b) plan or to a traditional IRA that accepts Rollover Contributions. In general, all distributions from the Plan qualify as eligible rollover distributions except the following:

•	Installment payments made for life (or life expectancy) or over a period of ten years or more;

•	Any required minimum distributions payable to you beginning with the later of the year in which you retire or the year in which you attain age 70½;

•	Any hardship withdrawal; and

•	Any distribution of an excess amount, which is required by IRS regulations.

How can I rollover my Plan distribution?

You can elect to have all or any portion of an eligible rollover distribution from the Plan paid as a direct rollover to another qualified plan, qualified annuity plan, eligible 457(b) plan, 403(b) plan, or to a traditional IRA that accepts Rollover Contributions. In a direct rollover, your distribution is transferred directly by the Plan rather than paid to you in cash. Prior to receiving any eligible rollover distribution from the Plan, you will be given a comprehensive explanation of the direct rollover option and other tax rules that apply to your distribution.

What happens if I do not make a direct rollover?

Any eligible rollover distribution that you do not elect to have paid in the form of a direct rollover to another qualified plan, qualified annuity plan, eligible 457(b) plan, 403(b) plan or to a traditional IRA will be subject to an automatic 20% federal income tax withholding on the taxable portion of the distributions. You can still rollover the distribution with 60 days and avoid current taxation by adding from your own funds the amount of the federal income tax withholding. If you do not add the amount of the federal income tax withholding to your rollover, the amount withheld will be considered a taxable distribution (and possibly subject to a 10% penalty tax if you are under age 59½).

What penalty taxes will I owe on distributions I receive prior to age 59½?

In addition to ordinary income taxes on any distribution you receive from the Plan prior to attaining age 59½, you will have to pay a 10% penalty tax. However, this 10% penalty tax will not apply to the following types of distributions:

•	Distributions you roll over to another qualified plan, qualified annuity plan, eligible 457(b) plan, 403(b) plan, or to a traditional IRA either in a direct rollover or within 60 days after you receive it;

•	Distributions made to your designated beneficiary upon your death;

•	Distributions made on account of your permanent Disability;

•	Distributions made to you if you had a severance from employment after attaining age 55;

•	Distributions that do not exceed the total amount of medical expenses you may deduct in the tax year of distribution;

•	Distributions that are part of a series of substantially equal periodic payments beginning after your termination of employment which are made at least annually over your life expectancy or the joint life expectancies of you and your designated beneficiary;

•	Distributions made under a qualified domestic relations order;

•	Distribution of an excess amount, which is required by IRS regulations; and

•	Distributions of Supplemental Contributions to the Plan.

Important: Because the tax rules governing distributions from qualified plans are complex and contain many conditions and exceptions, you should consult with a tax advisor before taking any distribution from the Plan.

Section Seven: Miscellaneous

What about amendment or termination of the Plan?

Solae LLC currently intends to continue the Plan indefinitely. However, Solae LLC reserves the right to amend or terminate the Plan at any time. If the Plan is amended, the benefits already credited to you under the Plan will not be reduced unless required by the IRS. If the Plan is terminated or if contributions to the Plan are permanently discontinued, you will remain fully vested in all amounts credited to your separate Individual Accounts in the Plan.

Are my benefits under the Plan insured?

This Plan is a defined contribution plan and the Pension Benefit Guaranty Corporation (“PBGC”) does not insure the benefits under Title IV of ERISA. The PBGC is a governmental agency formed for purposes of insuring certain types of benefits under defined benefit pension plans.

What if I participated in another employer’s qualified plan prior to joining the Company?

The Plan generally permits any Employee in Covered Service to make a Rollover Contribution to the Plan of an eligible rollover distribution from a prior employer’s retirement plan. The amounts contributed to your Rollover Account will always be 100% vested and may be withdrawn at any time (however, they will be subject to federal taxation as discussed previously). Since there are technical requirements that apply to Rollover Contributions, you should contact your benefits office as soon as possible if you wish to make a Rollover Contribution to the Plan. Also, please note that any pre-tax employee contributions you made to another employer's plan during the year you joined the Company might limit the amount of Basic Matched Contributions or Basic Unmatched Contributions you may make to the Plan.

What happens if the Plan becomes top-heavy?

Under federal tax law, certain provisions of the Plan will take effect if the Plan becomes “top-heavy.” In the unlikely event they would ever apply, special minimum benefits for non-key employees would be required. You will be notified if your benefits are affected.

May there be an assignment of Plan benefits?

Generally, your rights and benefits under the Plan cannot be assigned, sold, transferred or pledged by you or reached by your creditors or other party except under a qualified domestic relations order (“QDRO”) as explained in the next paragraph.

What is a Qualified Domestic Relations Order (QDRO) and how does it affect Plan benefits?

A domestic relations order is any court order made pursuant to a state domestic relations law that relates to divorce, legal separation, custody, or support proceedings. Orders must be honored by the Plan if the order meets certain requirements to be a QDRO. The QDRO recognizes the right of someone other than you to receive your Plan benefits. You may obtain a copy of the Plan’s QDRO procedures from the Plan Administrator at no charge.

Section Eight: ERISA and Administrative Information

ERISA Information

As a participant in the Solae Savings Investment Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

How can I receive information about my Plan and benefits?

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, (including any applicable insurance contracts and collective bargaining agreements), and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, (including insurance contracts and collective bargaining agreements, if any) and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

•	Obtain a statement telling you whether you have a right to receive a pension at normal retirement age and if so, what your benefits would be at normal retirement age if you stop working under the Plan now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. This statement must be requested in writing and is not required to be given more than once every twelve (12) months. The Plan must provide the statement free of charge.

What is meant by “prudent action of fiduciaries?”

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries,” have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

How can I enforce my rights under ERISA and the Plan?

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

How may I obtain assistance with my questions?

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Administrative Facts

Name of the Plan

Solae Savings Investment Plan.

Name and Address of Plan Administrator

Solae LLC

c/o Director of Benefits

Human Resources

P. O. Box 88940

St. Louis, MO 63188

(314) 982-4384

Plan Numbers

(1)	43-1448205 — The employer identification number assigned to the Company by the Internal Revenue Service; and

(2)	002 — The Plan number used for reporting to the Department of Labor and the Internal Revenue Service.

(3)	091720 — The number assigned by The Vanguard Group for recordkeeping.

Type of Plan

The Plan is a defined contribution plan, profit sharing plan with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, and ERISA section 404(c) (participant directed individual account) plan.

Trustee

The trustee is responsible for the safekeeping of the Plan assets and the day-to-day administration of the trust fund. The trust fund is held by the Trustee to invest contributions to the Plan and pay benefits as they come due. The Trustee is:

Vanguard Fiduciary Trust Company

P.O. Box 2900

Valley Forge, Pennsylvania 19482 -2900

Street Address: 100 Vanguard Blvd.

Malvern, PA 19355

Agent for service of legal process

Service of legal process may be served on the Plan Administrator or Trustee at the address listed previously.

Plan Recordkeeper

The Employer has a contract with Vanguard to assist with the operation of the Plan.

Forms may be returned to:

The Vanguard Group

P.O. Box 1101

Valley Forge, Pennsylvania 19482 - 2900

Street Address: 100 Vanguard Blvd.

Malvern, PA 19355

Plan Year

For purposes of administering the Plan, records are maintained on a calendar year basis. Therefore, the Plan Year is from January 1 through December 31.

Collective Bargaining Agreement: Certain benefits and provisions of this Plan may be made pursuant to the collective bargaining agreement between the Company and your Bargaining Agent.

Claims Procedure

If you or your beneficiary feel that you are not receiving a Plan benefit that you should, you may file a written claim for the benefit with the Benefits Committee at the address set forth for the Plan Administrator. The claim must set forth the reasons you believe you are eligible to receive benefits and authorize the Company to conduct such examinations and take such steps as may be necessary to evaluate the claim.

If the Benefits Committee denies your claim, you will receive written notice within 90 days of the date your claim was filed, telling you why it was denied, and on what part of the Plan the denial is based. If special circumstances require more than 90 days to process the claim, you will be so notified within the 90-day period. The notice will also tell you what, if anything, you can do to have your claim approved. You will have a chance, within 60 days after you get this written notice, to ask for a final review of your claim and its denial by the Benefits Committee. You and your representative can review the documents that relate to your claim and file written comments with the Benefits Committee. Your claim will then be reviewed again by the Benefits Committee and you will be sent a written notice of the final decision within 60 days after your request for review, unless special circumstances require an extension of time in which case you will be so notified before the expiration of the 60-day period. The extension will not extend past 120 days of the date of your request for review. (See ERISA Information below for more information regarding claims procedures.)

Solae LLC, as Plan Administrator, has full discretion and authority to interpret plan provisions, resolve any ambiguities and evaluate claims. The Company’s decisions are final and binding.

Appendix A: Investment Options

The following investment options are available under the Plan:

Fund Number	Fund Name
40	Vanguard® 500 Index Fund
24	Vanguard® Explorer™ Fund
33	Vanguard® Federal Money Market Fund
81	Vanguard® International Growth Fund
8H	Vanguard® Retirement Savings Trust
21	Vanguard® Wellington™ Fund
73	Vanguard® Windsor™ II Fund

DuPont Stock Fund – frozen to new investments

Conoco Stock Fund – frozen to new investments

NOTE: Investment Fund Fact Sheets are provided in the enrollment kits. The Fund Fact Sheets cover investment objective, strategy, performance and risk level.